UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 18, 2022 (April 17, 2022)

Natus Medical Incorporated

(Exact name of registrant as specified in its charter)

000-33001 (Commission File Number)
Delaware (State or other jurisdiction of Incorporation)		77-0154833 (I.R.S. Employer Identification No.)
3150 Pleasant View Road Middleton, WI 53562 (Address of principal executive offices) (Zip Code)
608-829-8500 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	NTUS	The Nasdaq Stock Market LLC (The Nasdaq Global Market)

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On April 17, 2022, Natus Medical Incorporated, a Delaware corporation (“Natus” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Prince Parent Inc., a Delaware corporation (“Parent”), and Prince Mergerco Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) outstanding as of immediately prior to the Effective Time (other than any shares of Company Common Stock held in treasury, held by Parent, Merger Sub or their respective subsidiaries or as to which appraisal rights have been perfected in accordance with the Delaware General Corporation Law, but including each share of Company Restricted Stock (as defined below)) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $33.50, without interest thereon (the “Per Share Price”).

Pursuant to the Merger Agreement, at the Effective Time:

•	except as set forth below with respect to Employee Interim Awards (as defined below), each share of Company Common Stock subject to vesting restrictions or a risk of forfeiture (“Company Restricted Stock”) outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any of the Company’s equity plans (“Company Stock Plans”), will be cancelled and converted into and will become a right to receive an amount in cash, without interest and subject to any required tax withholding, equal to the Per Share Price;

•	except as set forth below with respect to Employee Interim Awards or as set forth in the CEO Retention Agreement (as defined below), each restricted stock unit in respect of shares of Company Common Stock (each, a “Company Restricted Stock Unit”) outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, will be cancelled and be converted into and will become a right to receive an amount in cash, without interest and subject to any required tax withholding, equal to (i) the amount of the Per Share Price; multiplied by (ii) (1) with respect to Company Restricted Stock Units that are only subject to time-vesting requirements, the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit, and (2) with respect to Company Restricted Stock Units that are subject to time- and performance-vesting requirements, the total number of shares of Company Common Stock determined to be performance vested with the performance goals deemed achieved at maximum levels and with the remaining time-vesting requirements deemed satisfied;

•	any Company Restricted Stock and Company Restricted Stock Units granted after the date of the Merger Agreement, other than awards that may be granted to non-employee directors after the date of the Merger Agreement (such awards, “Employee Interim Awards”), that are outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, will be treated at the Effective Time in the manner set forth above, provided that any applicable performance goals will be deemed achieved at target levels (rather than at maximum) and the number of shares subject to such Employee Interim Awards that will vest at the Effective Time will be prorated to reflect the portion of the applicable vesting period that has elapsed from the date of grant until the Effective Time (rather than vesting in full), and the remaining unvested portion of any Employee Interim Awards will be forfeited at the Effective Time;

•	each option (or portion thereof) to purchase a share of Company Common Stock (a “Company Option”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested and whether or not granted pursuant to any Company Stock Plan, and that has an exercise price per share less than the Per Share Price (each, an “In-the-Money Company Option”) will be cancelled and converted into and will become a right to receive an amount in cash, without interest and subject to any required tax withholding, equal to (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company Option), multiplied by (ii) the total number of shares of Company Common Stock that are issuable upon the full exercise of such Company Option; and

•	each Company Option that is not an In-the-Money Company Option will be cancelled without any cash payment being made in respect thereof.

Parent and Merger Sub have obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement. Pursuant to an equity commitment letter delivered to Parent (the “Equity Commitment Letter”), MED Platform II S.L.P., a société de libre partenariat incorporated under the laws of France has committed to invest in Parent for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses, subject to the terms and conditions set forth therein. The Company is an express third party beneficiary of the Equity Commitment Letter. In addition, pursuant to the Limited Guaranty, dated April 17, 2022, from Med Platform II S.L.P., a société de libre partenariat incorporated under the laws of France (the “Guarantor”), has also provided the Company with a limited guaranty in favor of the Company, which guarantees the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement, including any reverse termination fee that may become payable by Parent (described further below).

In addition, pursuant to a debt commitment letter delivered to Parent (the “Debt Commitment Letter”), Jefferies Finance LLC (the “Lead Arranger”) has committed to provide a senior secured term loan and a senior secured revolving credit facility for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses, subject to the terms and conditions set forth therein. The obligation of the Lead Arranger to provide debt financing under the Debt Commitment Letter is subject to a number of customary conditions.

The consummation of the Merger (the “Closing”) is subject to certain customary closing conditions, including, but not limited to, the: (i) approval and adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”); (ii) expiration or termination of any waiting periods applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and certain other applicable foreign antitrust laws and foreign direct investment laws of certain other jurisdictions; and (iii) absence of any law or order restraining, enjoining or otherwise prohibiting the Merger. The Merger is not subject to any financing condition.

The Company, Parent and Merger Sub have each has made customary representations, warranties and covenants in the Merger Agreement. Subject to certain exceptions, the Company has agreed, among other things, to customary covenants regarding the operation of the business of the Company and its subsidiaries during the interim operating period between the execution of the Merger Agreement and the consummation of the Merger.

During the period from the date of the Merger Agreement through May 17, 2022 (the “Go-Shop Period”), the Company may solicit alternative acquisition proposals from third parties and provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative acquisition proposals. After the expiration of the Go-Shop Period, the Company will become subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative acquisition proposals. However, until May 22, 2022 (the “Cut-Off Date”), the Company may continue to provide information to, and participate in discussions and engage in negotiations with, third parties from whom the Company received prior to the expiration of the Go-Shop Period an alternative acquisition proposal that the board of directors of the Company (the “Board”) has determined prior to the expiration of the Go-Shop Period in good faith (after consultation with its financial advisor and outside legal counsel) that such alternative acquisition proposal either (x) constitutes a superior proposal or (y) would reasonably be expected to lead to a superior proposal (such party, an “Excluded Party”). In addition, prior to the receipt of the Requisite Stockholder Approval, such restrictions are subject to a customary “fiduciary out” provision that allows the Company, under certain specified circumstances, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an alternative acquisition proposal if the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such alternative acquisition proposal either (x) constitutes a superior proposal or (y) would reasonably be expected to lead to a superior proposal, and the failure to explore such alternative acquisition proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties pursuant to applicable law. The parties have also agreed to use their reasonable best efforts to consummate the Merger.

Either the Company or Parent may terminate the Merger Agreement if (i) Parent and the Company agree by mutual written consent to do so, (ii) the Merger has not been consummated on or before October 14, 2022 or such later date or time as agreed to in writing by Parent and the Company (the “Outside Date”); provided that the Outside

Date may be extended to January 12, 2023, if on the Outside Date all of the conditions to the Merger have been satisfied or waived (to the extent waivable) other than conditions relating to antitrust approvals, (iii) any court has issued an order or any governmental authority has taken any action, in each case prohibiting, making illegal or enjoining the consummation of the Merger and such order or other action is, or has become, final and non-appealable, (iv) the approval of the Company’s stockholders is not obtained at a meeting of the Company’s stockholders at which a vote is taken on the Merger; or (v) the other party breaches or fails to perform in any material respect any representation, warranty or covenant that results in the failure of the related closing condition to be satisfied, subject to a cure period in certain circumstances. In addition, the Company may, under certain circumstances, terminate the Merger Agreement (x) in order for the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal (as defined in the Merger Agreement), subject to the Company having first complied in all material respects with certain obligations set forth in the Merger Agreement (including the restrictions on soliciting alternative proposals from third parties after the Cut-Off Date mentioned above) or (y) if all of the closing conditions have been satisfied (other than those conditions that by their terms are satisfied at the Closing, each of which are capable of being satisfied at Closing) and the Company is prepared to consummate the Merger but Parent and Merger Sub fail to consummate the Merger in accordance with the Merger Agreement. Additionally, Parent may, under certain circumstances, terminate the Merger Agreement if the Board withdraws or adversely modifies its recommendation that the Company’s stockholders vote in favor of adopting the Merger Agreement.

If the Merger Agreement is terminated by the Company in order for the Company to enter concurrently into a an alternative acquisition agreement with respect to a Superior Proposal, (i) prior to the Cut-Off Date, the Company will be obligated to pay to Parent a one-time fee equal to $19,753,676 in cash or (ii) after the Cut-Off Date, the Company will be obligated to pay Parent a one-time fee equal to $39,507,352 in cash.

Additionally, if (i) the Merger Agreement is terminated by Parent because the Board withdraws or adversely modifies its recommendation that the Company’s stockholders vote in favor of adopting the Merger Agreement or (ii) (1) in the event that (A) the Merger Agreement is terminated as a result of either (x) the Merger not occurring on or before the Outside Date, (y) the approval of the Company’s stockholders not being obtained at a meeting of the Company’s stockholders at which a vote is taken on the Merger or (z) because the Company has breached or failed to perform in any material respect any representation, warranty or covenant that results in the failure of the related closing condition to be satisfied, subject to a cure period in certain circumstances, and (C) an alternative acquisition proposal is publicly announced (or in the case of termination due to the Merger not occurring on or before the Outside Date, a bona fide written acquisition proposal is communicated to the Board) and not withdrawn or otherwise abandoned or (2) the Merger Agreement is terminated by Parent under the termination right in clause (z) above due to the Company’s willful and material breach of the Company’s no-shop obligations, and in the case (1) and (2), within one year after such termination of the Merger Agreement, an alternative acquisition transaction is consummated or the Company enters into a definitive agreement with respect to an alternative acquisition transaction, then, in each case, the Company will be obligated to pay Parent a one-time fee equal to $39,507,352 in cash.

If the Merger Agreement is terminated (i) by the Company (A) if all of the closing conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and the Company is prepared to consummate the Merger but Parent and Merger Sub fail to consummate the Merger in accordance with the Merger Agreement or (B) in connection with Parent or Merger Sub breaching or failing to perform in any material respect its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied (subject to a cure period in certain circumstances), or (ii) if either party terminates because the Merger has not been consummated by the Outside Date, and at the time of such termination, the Company was otherwise entitled to terminate the Merger Agreement for either of the foregoing reasons, then, in each case, Parent will be obligated to pay to the Company a one-time fee equal to $79,014,704 in cash.

If the Merger is consummated, the Company’s securities will be delisted from the Nasdaq Global Select Market as soon as practicable following the Effective Time and de-registered under the Securities Exchange Act of 1934 as promptly as practicable after such delisting.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in the Company’s public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1.

CEO Retention Agreement

To ensure the continued retention of the Company’s President and Chief Executive Officer, Thomas J. Sullivan, following the Closing, in connection with entering into the Merger Agreement, Parent required Mr. Sullivan to enter into a retention agreement, dated as of April 17, 2022, with Parent and the Company (the “CEO Retention Agreement”).

Pursuant to the CEO Retention Agreement, Mr. Sullivan agreed that, notwithstanding the treatment of Company Restricted Stock Units set forth in the Merger Agreement (as described above), he would not receive payment in respect of his Company Restricted Stock Units that are market stock units (“MSUs”) based on deemed achievement of performance goals at maximum levels. Instead, Mr. Sullivan’s MSUs will be deemed attained at the level of performance actually achieved through the Closing based on the Per Share Price (which is approximately 143.4% of target, in the case of MSUs granted to Mr. Sullivan in December 2021, and 139.6% of target, in the case of MSUs granted to Mr. Sullivan in January 2022), consistent with the level of return to the Company’s stockholders pursuant to the Merger Agreement. The consequence to Mr. Sullivan will be a reduction by over $3,000,000 in the amount of gross proceeds that he otherwise was entitled to receive and would have received in respect of his MSUs.

Furthermore, pursuant to the CEO Retention Agreement, Mr. Sullivan agreed that an amount equal to $6,000,000 (the “Retention Payment”) payable to him at the Effective Time in respect of his Company Restricted Stock Units would not become payable at the Effective Time and, instead, would become payable 50% on the six-month anniversary of the Closing and 50% on the one-year anniversary of the Closing, subject to his continued employment with the Company until the relevant retention date. If Mr. Sullivan’s employment is terminated by the Company without cause, by Mr. Sullivan with good reason, or due to his death or disability, any then-unpaid portion of the Retention Payment shall be paid to him upon his termination (subject to, in the case of a termination by the Company without cause or by Mr. Sullivan for good reason, his execution and non-revocation of a release of claims). If Mr. Sullivan’s employment terminates for any other reason prior to the relevant retention date, he will immediately forfeit all portions of the Retention Payment that relate to a future retention date. Mr. Sullivan’s right to receive the Retention Payment is further subject to his continued compliance with certain restrictive covenants.

At the Effective Time, all other amounts payable to Mr. Sullivan in respect of his Company Restricted Stock and Company Restricted Stock Units will become payable in accordance with the Merger Agreement, as described above.

The CEO Retention Agreement was signed at the same time the Merger Agreement was signed, but if the Merger Agreement is terminated and the Closing does not occur, it will automatically become null and void.

Mr. Sullivan’s willingness to enter into the CEO Retention Agreement is a testament to his dedication to the Company, its teammates and its stockholders.

The foregoing description of the CEO Retention Agreement does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the CEO Retention Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01. Other Events.

On April 18, 2022, the Company issued a press release announcing the entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “should,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Forward-looking statements in this communication include, but are not limited to, statements about the benefits and effects of the transaction, the expected timing of the completion of the transaction, the amounts to be received by shareholders. Each forward-looking statement contained in this communication is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the risks related to the Ukraine conflict or the COVID-19 pandemic on the global economy and financial markets, the uncertainties relating to the impact of the Ukraine conflict or the COVID-19 pandemic on Natus’s business, the uncertainties as to the timing of the transaction; uncertainties as to whether Natus shareholders will approve the transaction; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, or the terms of such approval; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that shareholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of the parties’ control; operating costs and business disruption following completion of the transaction, including adverse effects on employee retention and on Natus’s business relationships with third parties; transaction costs; and the risks identified under the heading “Risk Factors” in Natus’s Annual Report on Form 10-K, filed with the SEC on February 25, 2022, as well as Natus’s subsequent Current Reports on Form 8-K and other information filed by Natus with the SEC. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of these materials, and Natus assumes no obligation to update any written or oral forward-looking statement made by Natus or on its behalf as a result of new information, future events or other factors, except as required by law.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to the proposed transaction involving Natus. In connection with the proposed transaction, Natus plans to file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that Natus may file with the SEC and send to its shareholders in connection with the proposed transaction. The proposed transaction will be submitted to Natus’s shareholders for their consideration. Before making any voting decision, Natus’s shareholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available, because they will contain important information about Natus and the proposed transaction.

Natus’s shareholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Natus, free of charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and other documents filed by Natus with the SEC may be obtained, without charge, by contacting Natus through its www.natus.com under the heading Investor Relations.

Participants in the Solicitation

The Company, its directors, executive officers and other persons related to Natus may be deemed to be participants in the solicitation of proxies from Natus’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Natus and their ownership of Natus common stock is set forth in Natus’s annual report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 25, 2022 and in its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on April 28, 2021. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of April 17, 2022, by and among Natus Medical Incorporated, Prince Parent Inc. and Prince Mergerco Inc.*
10.1	Retention Agreement, dated as of April 17, 2022, by and among Natus Medical Incorporated, Prince Parent Inc. and Thomas J. Sullivan.
99.1	Press Release of Natus Medical Incorporated, dated as of April 18, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

_____________

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED

By:	/s/ B. Drew Davies
	Name:	B. Drew Davies
	Title:	Executive Vice President and Chief Financial Officer

Date: April 18, 2022